UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2011

KUNEKT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53561
(Commission File Number)

26-1173212
(IRS Employer Identification No.)

Unit 1, 12/F International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong
(Address of principal executive offices, Zip Codes are not applicable in Hong Kong)

+852 2824 8178
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On March 31, 2011, Kunekt Corporation (the “Company”) entered into an Amending Agreement (the “Yue Agreement”) with AMS-INT Asia Limited (“AMS”), Ferngrui Yue (“Yue”) and Guangzhou Xingwei Communications Technology Ltd. Inc. (“Xingwei”), whereby the parties amended a share exchange agreement, announced on January 24, 2011, such that the consideration paid to Yue for Yue’s shares of AMS will be 2,400,000 shares of common stock of the Company (each a “Common Share”) and 60,480 shares of Class A Preferred Stock (each, a “Preferred Share”) instead of 35,000,000 Common Shares.

On March 31, 2011, the Company entered into an Amending Agreement (the “Li Agreement”) with AMS, Matt Li (“Li”) and Beijing Yiyueqiji Science and Technology Development Ltd. Inc. (“Yiyueqiji”), whereby the parties amended a share exchange agreement announced on January 24, 2011 as follows:

  the consideration paid to Li for Li’s shares of AMS will be 27,600,000 Common Shares and 695,520 Preferred Shares instead of 70,600,000 Common Shares; and

  Mark Bruk will be issued 150,000 Preferred Shares.

The Company anticipates designating a class of its preferred stock as Class A Preferred Stock. Each Preferred Shares will have the right to convert into 100 Common Shares, subject to the Company increasing its authorized capital to 200,000,000 Common Shares. Each Preferred Share will have the right to 100 votes at any meeting of the shareholders of the Company.

On March 31, 2011, the Company entered into a Return to Treasury Agreement with Mark Bruk (“Bruk”), whereby Bruk agreed to return 30,000,000 Common Shares to the Company.

On March 31, 2011, the Company entered into a Share Vesting and Repurchase Option Agreement (the “Vesting and Option Agreements”) with each of Li and Yue, whereby any Preferred Shares issued to Li and Yue will be subject to escrow pursuant to the following release schedule:

  on July 31, 2011, 24,000 of Yue’s and 276,000 of Li’s Preferred Shares are released;

  if revenue of the Company for the period from January 31, 2011 to October 31, 2011 (the “First Period”) is greater than or equal to USD$ 9 million and less than or equal to USD $11.5 million, then 12,000 of Yue’s and 138,000 of Li’s Preferred Shares are released;

  if revenue of the Company for the period for the First Period is greater than or equal to USD $11.5 million, then 36,480 of Yue’s and 419,520 of Li’s Preferred Shares are released;

  if revenue of the Company for the period from January 31, 2011 to January 31, 2012 (the “Second Period”) is greater than or equal to USD $20 million and revenue of the Company for the First Period is greater than or equal to USD $9 million and less than or equal to USD$11.5 million, then 24,480 of Yue’s and 281,520 of Li’s Preferred Shares are released; and

  if revenue of the Company for the period for the Second Period is greater than or equal to USD $20 million and revenue of the Company for the First Period is less than USD $9 million, then 36,480 of Yue’s and 419,520 of Li’s Preferred Shares are released.

On March 31, 2011, the Company entered into a Share Vesting and Repurchase Option Agreement (the “Bruk Vesting and Option Agreement”) with Mark Bruk, whereby 50,000 of the Preferred Shares issued to Bruk will not be released from escrow if revenue of the Company for the First Period is less than USD $11.5 million and if revenue for the Second Period is less than USD $20 million.

Any of the Preferred Shares issued to Bruk, Li and Yue which are not released will be subject to repurchase by the Company at the original issuance price.

On March 31, 2011 the Company entered into an Exclusive Distribution and Sales Agency Agreement (the “Distribution and Sales Agreements”) with each of Xingwei, a mobile phone design company located in Guangzhou, China; Yiyueqiji, an Android smartphone design company located in Beijing, China; and Easlink Info Ltd., a mobile phone design company located in Hong Kong, China (collectively, the “Manufactures”), whereby the Manufactures agreed to grant to the Company the worldwide exclusive right to market, distribute, and sell the Manufactures’ products and services in consideration of the Company marketing the Manufactures’ products under the “Kunekt” brand. The Company also agreed to establish and maintain a sales and distribution organization that is able to properly, efficiently and aggressively promote and effect the marketing, distribution and sale of the Manufactures’ products. The price paid by the Company for the Manufactures’ products will be mutually agreed upon by the Company and each of the Manufactures.

The Yue Agreement, Li Agreement, Vesting and Option Agreements, the Bruk Vesting Option Agreement and the Distribution and Sales Agreements (collectively, the “Agreements”) are subject to regulatory approval, including the issuance by the British Columbia Securities Commission (the “BCSC”) of an order varying its temporary cease trade order issued against the Company. On April 8, 2011, the BCSC adjourned its scheduled hearing until 9 am (Vancouver time) on April 11, 2011 to allow the Company to disclose the Agreements.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amending Agreement dated March 31, 2011 among Kunekt Corporation, AMS-INT Asia Limited, Ferngrui Yue and Guangzhou Xingwei Communications Technology Ltd. Inc.

10.2	Amending Agreement dated March 31, 2011 among Kunekt Corporation, AMS-INT Asia Limited, Matt Li and Beijing Yiyueqiji Science and Technology Development Ltd. Inc.

10.3	Return to Treasury Agreement dated March 31, 2011 between Kunekt Corporation and Mark Bruk.

10.4	Share Vesting and Repurchase Option Agreement dated March 31, 2011 between Kunekt Corporation and Ferngrui Yue.

10.5	Share Vesting and Repurchase Option Agreement dated March 31, 2011 between Kunekt Corporation and Matt Li.

10.6	Share Vesting and Repurchase Option Agreement dated March 31, 2011 between Kunekt Corporation and Mark Bruk.

10.7	Exclusive Distribution and Sales Agency Agreement dated for reference March 24, 2011 between Kunekt Corporation and Beijing Yiyueqiji Science and Technology Development Ltd. Inc.

10.8	Exclusive Distribution and Sales Agency Agreement dated for reference March 17, 2011 between Kunekt Corporation and Easlink Info Ltd.

10.9	Exclusive Distribution and Sales Agency Agreement dated for reference March 27, 2011 between Kunekt Corporation and Guangzhou Xingwei Communications Technology Ltd. Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUNEKT CORPORATION

By:	/s/ Mark Bruk
Mark Bruk
Chief Executive Officer

Dated: April 8, 2011